EYI Industries Inc.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89109
Tel: (702) 296-8034 Fax: (604) 502-5144


Press Release: EYI Industries Inc. announces move to new facility

Symbol: (EYII) OTC:BB

Las Vegas, Nevada, January 6, 2005- EYI Industries Inc. ("EYI") is pleased to announce that its subsidiary 642706 B.C. Ltd., doing business as EYI Management, has signed a lease on January 3, 2005 for a new premise for its main operations. The new building is located in the Vancouver lower mainland area. The facility is approximately 18,000 sq.
ft. over 3 floors. EYI will occupy the entire building. The over all costs of the new building should be lower than that of our present site in Surrey.
The anticipated move date is April 1, 2005.

This site includes the following:

-a state of the art training facility to foster both local and International sales and channel development
-provides a warehouse facility that we believe will more efficiently meet the needs of our Vancouver customers and distributors
-is closer to the core of the Vancouver marketing executives
-better access to public transportation for our employees
-better and lower cost fibre optic and telecommunication services
-the ability to locate our staff in one building

Dori O'Neill, COO states "The move to the new facility should create a more functional work space for our newly created and expanding communications department".

About EYI

EYI Industries Inc., through our subsidiary Essentially Yours Industries, Inc. (EYI), markets world class nutritional supplements that support healthy lifestyles. Our early success was a result of the formulation and sales of CALORAD, a liquid protein supplement that has brought weight loss benefits to our customers. More than six million bottles of CALORAD have been sold since EYI was founded in 1995. Since then, more than 30 other products have been added to establish our product line.

EYI markets its products through an extensive network of Independent Business Associates. Our sales force is staffed by knowledgeable, experienced men and women and supported by our comprehensive training programs.


The Private Securities Litigation Reform Act of 1955 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


For more information, please call, Jennifer Trevitt, Investor
Relations, at Tel: (604) 502-5131
Email: Jennifer@eyi.us